Exhibit 5

September 4, 2002

PepsiCo, Inc.
700 Anderson Hill Road
Purchase, New York 10577

Dear Sir or Madam:

        I am Vice President, Associate General Counsel and Assistant Secretary of PepsiCo, Inc. (“PepsiCo”), and, as such, I have acted as counsel to PepsiCo in connection with Post-Effective Amendment No. 6 (the “Post-Effective Amendment”) to Registration Statement No. 33-22970 on Form S-8 (the “Registration Statement”), which Post-Effective Amendment is being filed today with the Securities and Exchange Commission in connection with a resale prospectus for the resale of shares of PepsiCo Common Stock, par value 1-2/3 cents per share (the “Shares”) granted or to be granted under, or issued upon the exercise of stock options granted under, PepsiCo’s Director Stock Plan (the “Plan”).

        In connection with the opinion set forth below, I have examined such records and documents and have made such investigations of law and fact as I have deemed necessary.

        Based upon the foregoing, it is my opinion that the Shares registered pursuant to the Registration Statement, when sold in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

        I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment and to the use of my name in the Post-Effective Amendment under the caption “Legal Opinion”.

        This opinion letter is rendered as of the date above and I disclaim any obligations to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Very truly yours,
/s/ Thomas H. Tamoney, Jr. Vice President, Associate General Counsel and Assistant Secretary